Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 3 to the Registration Statement of The Aveon Group L.P. on Form S-1 of our report dated July 31, 2010 related to the consolidated financial statements of Glenrock Asset Management Associates L.P. (including those of Glenrock Global Partners (AI), L.P., Glenrock Global Partners (QP), L.P. and Glenrock Global Partners (BVI) Master Fund, L.P.) as of December 31, 2009, 2008 and 2007, and for the three years in the period ended December 31, 2009. We also consent to the use of our report dated November 15, 2010 relating to the Glenrock Group’s schedule of management fees and incentive allocations or fees (a carve out of management fees and incentive allocations or fees (together the “Glenrock Group Fees”) incurred by Glenrock Global Partners (AI), L.P., Glenrock Global Partners (QP), L.P., Glenrock Global Partners (BVI) Inc. and Glenrock Global Partners (BVI) Master Fund, L.P. in relation to services provided by Glenrock Asset Management Associates, L.P. and Glenrock, Inc.) for the three years in the period ended December 31, 2009, both such reports appearing in the prospectus, which is part of this Amendment No. 3 to the Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche

Road Town, Tortola

November 29, 2010